SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

February 14, 2006 (Date of earliest event reported)	Commission file number: 0-23329

Charles & Colvard, Ltd.

(Exact name of registrant as specified in its charter)

North Carolina	56-1928817
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

300 Perimeter Park Drive, Suite A

Morrisville, North Carolina 27560

(Address of principal executive offices)

(Zip code)

(919) 468-0399

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Management Incentive Plan (2006) and the Quarterly & Annual Incentive Plan for Non-Officer Employees (2006)

On February 14, 2006, the Board of Directors (the “Board”) of Charles & Colvard, Ltd. (the “Company”) approved two incentive plans for 2006, the Management Incentive Plan (2006) (the “Management Plan”) and the Quarterly & Annual Incentive Plan for Non-Officer Employees (2006) (the “Non-Officer Employees Plan”).

The principal purpose of each of the plans is to provide incentives to meet or exceed certain Company goals for 2006. Both plans provide for cash and equity awards. All equity awards, if any, will be made pursuant to the Company’s 1997 Omnibus Stock Plan (as amended). The specific criteria used to determine whether any eligible participant will receive an award include the Company’s net sales and net income and, for participants under the Management Plan and for certain director level employees under the Non-Officer Employee Plan, other key objectives as set by the Company.

Persons eligible to receive awards under the Management Plan are the CEO, CFO & Vice President, Executive Vice President and Chief Marketing Officer, and Senior Vice President – Manufacturing (the “Executives”). The Board, or, upon the Board’s delegation, a committee, may determine that other executives of the Company may also be eligible to participate in the Management Plan. Pursuant to the terms of the Management Plan, each Executive is eligible to receive (i) a cash bonus of up to 40% of his or her annual salary for 2006, which shall be prorated among the Board approved goals for (x) key objectives (20%), (y) net sales (60%), and (z) net income (20%) (the “Cash Award”); and (ii) restricted stock awards based on the Company’s attainment of its net income goal for 2006. The Cash Award may be increased by up to a 100% if the Company exceeds its net income goal.

All other full time Company employees are eligible to receive awards under the Non-Officer Employees Plan. If operating income and revenue goals are met for a given quarter, each full time employee, who is not a participant in another annual incentive plan, generally will receive a cash bonus equal to five days’ pay and a stock option award for either 60 or 100 shares of common stock of the Company, depending on position. An additional cash bonus equal to five days’ pay and a stock option award for either 60 or 100 shares of common stock (again depending on position) will be paid if operating income and revenue goals are met for the entire year. Sales staff employees are eligible for the equity portion of these awards but not the cash portion, because cash bonuses are paid to sales staff based on their individual and team sales results. Certain director level employees are also eligible to receive a cash bonus of up to 25% of their annual base salary if certain net income goals and performance tasks are achieved.

Copies of the Management Plan and Non-Officer Employees Plan are attached as Exhibit 10.87 and Exhibit 10.88, respectively, and the descriptions above are qualified in their entirety by reference to such documents.

Director Compensation

On February 14, 2006, the Board approved, after approval of and recommendation by the Compensation Committee, changes to the compensation to be paid to non-employee members of the Board. A summary of such compensation is attached as Exhibit 10.89.

Executive Compensation

On February 14, 2006, the Board approved, after approval of and recommendation by the Compensation Committee, base salary increases for Robert S. Thomas, the CEO, James Braun, the CFO & Vice President, and Dennis Reed, the Executive Vice President and Chief Marketing Officer. Effective as of March 1, 2006, Mr. Thomas’ annual base salary will increase from $250,000 to $300,000. Mr. Braun’s annual base salary will increase from $190,000 to $215,000 and Mr. Reed’s annual base salary will increase from $200,000 to $225,000.

2005 Bonuses

On February 14, 2006, the Board approved, after approval of and recommendation by the Compensation Committee, certain cash incentive payments and equity awards to executive officers and other management employees, under the Company’s Management Incentive Plan (2005). A list of the cash and equity awards to be paid is attached as Exhibit 99.1. All equity awards are being made pursuant to the Company’s 1997 Omnibus Stock Plan, as amended. All equity awards vest in full after three years.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit 10.87	Management Incentive Plan (2006)

Exhibit 10.88	Quarterly & Annual Incentive Plan for Non-Officer Employees (2006)

Exhibit 10.89	Director Compensation Structure, effective May 22, 2006

Exhibit 99.1	Cash and Equity Performance Awards for 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Charles & Colvard, Ltd.

By:	/s/ James R. Braun
James R. Braun
Vice President of Finance & Chief Financial Officer

Date:	February 21, 2006

EXHIBIT INDEX

Exhibit No.	Exhibit Description
Exhibit 10.87	Management Incentive Plan (2006)

Exhibit 10.88	Quarterly & Annual Incentive Plan for Non-Officer Employees (2006)

Exhibit 10.89	Director Compensation Structure, effective May 22, 2006

Exhibit 99.1	Cash and Equity Performance Awards for 2005